Exhibit 10.12

STOCKHOLDERS AGREEMENT

BY AND AMONG

McAFEE CORP.

AND

THE STOCKHOLDERS PARTY HERETO

DATED AS OF [•], 2020

This STOCKHOLDERS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, this “Agreement”), dated as of [•], 2020, is made by and among:

a. McAfee Corp., a Delaware corporation (the “Company”);

b. Intel Americas, Inc., a Delaware corporation (“Intel” and, collectively with its Permitted Transferees that are Affiliates, the “Intel Investor”);

c. TPG VII Manta Blocker Co-Invest II, L.P., a Delaware limited partnership (“TPG Blocker Co-Invest”), TPG VII Manta BDH II, L.P., a Delaware limited partnership (“TPG BDH”), TPG VII Manta AIV Co-Invest, L.P., a Delaware limited partnership (“TPG AIV Co-Invest”), TPG VII Manta Holdings II, L.P., a Delaware limited partnership (“TPG Holdings” and, collectively with TPG Blocker Co-Invest, TPG BDH, TPG AIV Co-Invest and each of their respective Permitted Transferees that are Affiliates, “TPG” or the “TPG Investor”);

d. Thoma Bravo Fund XII-A, L.P., a Delaware limited partnership (“TB Fund XII-A”), Thoma Bravo Fund XII, L.P., a Delaware limited partnership (“TB Fund XII”) and Thoma Bravo, LLC, a Delaware limited liability company (“TB GP” and, collectively with TB Fund XII-A, TB Fund XII and each of their respective Permitted Transferees that are Affiliates, “TB” or the “TB Investor”);

e. Snowlake Investment Pte Ltd. (“Snowlake” and, together with its Permitted Transferees that are Affiliates, “GIC”); and

f. such other Persons who from time to time become party hereto by executing a counterpart signature page hereof and are designated by the Board (as defined below) as “Other Stockholders” (the “Other Stockholders” and, together with Intel, the TPG Investor, the TB Investor and GIC, the “Stockholders”).

RECITALS

WHEREAS, on the date hereof, the Company has priced an initial public offering (the “IPO”) of shares of its Class A common stock, par value $0.001 per share (the “Class A Common Stock”), pursuant to an Underwriting Agreement dated as of the date hereof;

WHEREAS, in connection with the IPO (a) the amended and restated limited liability company agreement (the “Operating Agreement”) of Foundation Technology Worldwide LLC (“FTW”) will be further amended and restated, with the Company becoming FTW’s sole managing member and (b) pursuant to a series of exchanges and contributions, the Company will issue shares of Class A Common Stock and shares of Class B common stock, par value $0.001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), to certain of FTW’s pre-IPO unit holders;

WHEREAS, after the completion of the IPO, the Class A Units of FTW (the “LLC Units”), together with shares of Class B Common Stock will, subject to certain restrictions, be exchangeable from time to time at the option of the holder thereof for shares of Class A Common Stock, pursuant to the Operating Agreement; and

WHEREAS, the parties hereto desire to provide for certain governance rights and other matters, and to set forth the respective rights and obligations of the Stockholders following the IPO.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, (a) any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such specified Person, (b) any Person who is a general partner, managing member, managing director, manager, officer, director or principal of such specified Person or (c) in the event that the specified Person is a natural Person, a Member of the Immediate Family of such Person; provided that the Company and each Subsidiary of the Company shall be deemed not to be an Affiliate of any Principal Stockholder, any Person that controls such Principal Stockholder or any Person with whom the Company or any such Subsidiary would otherwise be Affiliated through Affiliation with such Principal Stockholder or any Person that controls such Principal Stockholder. “Affiliated” and “Affiliation” shall have correlative meanings. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are by law closed in the City of New York.

“Business Combination Transaction” has the meaning set forth in Section 4.4.

“Chief Executive Officer” means the chief executive officer of the Company then in office.

“Class A Common Stock” has the meaning set forth in the Recitals.

“Class B Common Stock” has the meaning set forth in the Recitals.

“Closing” means the closing of the IPO.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Bylaws” means the bylaws of the Company in effect on the date hereof, as may be amended from time to time.

“Company Charter” means the certificate of incorporation of the Company in effect on the date hereof, as may be amended from time to time.

“Company Shares” means (a) all shares of Common Stock that are not then subject to vesting (including shares that were at one time subject to vesting to the extent they have vested), (b) all shares of Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible or other security that are directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock and are not then subject to vesting (including options, warrants and convertible or other securities that were at one time subject to vesting to the extent they have vested) (without double counting shares of Class A Common Stock issuable upon an exchange of shares of Class B Common Stock together with LLC Units) and (c) all shares of Common Stock directly or indirectly issued or issuable with respect to the securities referred to in clause (a) or (b) above by way of unit or stock dividend or unit or stock split, or in connection with a combination of units or shares, recapitalization, merger, consolidation or other reorganization.

“Coordination Agreement” means the Coordination Agreement by and among certain stockholders of the Company, dated as of the date hereof, as such agreement may be amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“FTW” has the meaning set forth in the Recitals.

“Fund Indemnitors” has the meaning set forth in Section 3.1(j).

“Independent Director” means a director of the Company who (a) qualifies as independent for purposes of serving on the Board under the rules of the Nasdaq Global Market (the “Exchange”) and (b) satisfies the independence criteria set forth in Rule 10A-3 under the Exchange Act.

“Indemnitee” has the meaning set forth in Section 3.1(j).

“Intel” or “The Intel Investor” has the meaning set forth in the Preamble.

“Intel Designee” has the meaning set forth in Section 3.1(c).

“Intel Director” has the meaning set forth in Section 3.1(a).

“Intel Group” means Intel Corporation, a Delaware corporation, and its controlled Affiliates.

“IPO” has the meaning set forth in the Recitals.

“LLC Units” has the meaning set forth in the Recitals.

“Member of the Immediate Family” means, with respect to an individual, (a) each parent, spouse (but not including a former spouse or a spouse from whom such individual is legally separated) or child (including those adopted) of such individual and (b) each trustee, solely in his or her capacity as trustee and so long as such trustee is reasonably satisfactory to the Company, for a trust naming only one or more of the Persons listed in sub-clause (a) as beneficiaries.

“Necessary Action” means, with respect to a specified result, all actions reasonably necessary to cause such result through the exercise of rights attaching to Common Stock or LLC Units then held by a Stockholder, including (i) voting or providing a written consent or proxy with respect to the Company Shares, including in respect of the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, and (ii) executing written consents in respect thereof.

“Operating Agreement” has the meaning set forth in the Recitals.

“Other Stockholders” has the meaning set forth in the Recitals.

“Permitted Transferees” means, with respect to any Stockholder, (i) such Persons as each Principal Stockholder then party to this Agreement approves in writing and (ii) any Affiliate of such Stockholder.

“Person” means any individual, partnership, limited liability company, corporation, trust, association, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Stockholder” means each of Intel and TPG.

“Purported Owner” has the meaning set forth in Section 4.17(b).

“Representative” means, with respect to any Person, any director, manager, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Restricted Shares” has the meaning set forth in Section 4.17(b).

“Restrictions” has the meaning set forth in Section 4.17(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Share Exchange” means a share exchange involving more than 50% of the shares of the Common Stock; provided that a redemption or exchange of Class B Common Stock (together with LLC Units) for Class A Common Stock effected in accordance with Sections [             ] of the Operating Agreement shall not constitute a “Share Exchange” for purposes of this Agreement.

“Stockholder” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, business entity or other non-corporate business enterprise of which (a) if a corporation, a majority of the total voting power of shares of stock or other ownership interests of such entity entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation) or other non-corporate business enterprise, a majority of limited liability company, partnership or other similar ownership interests of such entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of such Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, other business entity (other than a corporation) or other non-corporate business enterprise if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity or other non-corporate business enterprise gains or losses or shall be or control any managing director, general partner or board of managers of such limited liability company, partnership, association, other business entity or other non-corporate business enterprise. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries.

“Tax Receivable Agreement” means that certain tax receivable agreement, by and among [•], dated as of the date hereof, as such agreement may be amended from time to time.

“TB” or “The TB Investor” has the meaning set forth in the Preamble.

“TB Fund XII” has the meaning set forth in the Preamble.

“TB Fund XII-A” has the meaning set forth in the Preamble.

“TB GP” has the meaning set forth in the Preamble.

“TPG” or “TPG Investor” has the meaning set forth in the Preamble.

“TPG AIV Co-Invest” has the meaning set forth in the Preamble.

“TPG BDH” has the meaning set forth in the Preamble.

“TPG Blocker Co-Invest” has the meaning set forth in the Preamble.

“TPG Designee” has the meaning set forth in Section 3.1(b).

“TPG Director” has the meaning set forth in Section 3.1(a).

“TPG Group” means, collectively, the TPG Investor, GIC and any Permitted Transferee of TPG who agrees to the provisions of Section 3.2 hereof.

“TPG Holdings” has the meaning set forth in the Preamble.

“Transfer” means, when used as a noun, any direct or indirect, sale, disposition, hypothecation, mortgage, gift, pledge, assignment, attachment, or any other transfer or disposition (including the creation of any derivative or synthetic interest, including a participation or other similar interest or any lien or encumbrance) and, when used as a verb (whether in fulfillment of contractual obligation or otherwise) to directly or indirectly sell, dispose, hypothecate, mortgage, gift, pledge, assign, attach, or otherwise transfer (including by creating any derivative or synthetic interest or any lien or encumbrance) or any other similar participation or interest, in case used as a noun or a verb, whether voluntary or involuntary, by operation of Law or otherwise; and “Transferred,” “Transferee” and “Transferor” shall each have a correlative meaning.

“Transfer Agent” has the meaning set forth in Section 4.17(b).

Section 1.2. Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(c) The terms “include” and “including” are not limiting and shall be deemed to be followed by the phrase “without limitation.”

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each of the parties to this Agreement hereby represents and warrants, severally and not jointly (and solely as to itself), to each other party to this Agreement that as of the date such party executes this Agreement:

Section 2.1. Existence; Authority; Enforceability. Such party has the necessary power and authority to enter into this Agreement and to perform its obligations hereunder. Such party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the performance of its obligations hereunder, have been authorized by all necessary action on the part of its board of directors (or equivalent) and shareholders (or other holders of equity interests), if required, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the performance of its obligations hereunder. This Agreement has been duly executed by such party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 2.2. Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of, any provision of the constitutive documents of such party, (b) result in any material violation, breach, conflict, default or an event of default (or an event which with notice, lapse of time, or both, would constitute a default or an event of default), or give rise to any right of acceleration or termination or any additional material payment obligation, under the terms of any material contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected, or (c) violate any law applicable to such party, except, in the case of each of (b) and (c) with respect to the Stockholders, for any such violation, breach, conflict or default that would not impair in any material respect the ability of such Stockholder to perform its respective obligations hereunder.

Section 2.3. Consents. Other than as expressly required herein or any consents which have already been obtained, no material consent, waiver, approval, authorization, exemption, registration, license, permit or declaration is required to be made or obtained by such party in connection with the execution, delivery or performance of this Agreement by such party.

ARTICLE III

GOVERNANCE

Section 3.1. The Board.

(a) Composition of Initial Board. Prior to Closing, the Company and the Stockholders shall take all Necessary Action within their control to cause the Board to be comprised of seven (7) directors, (i) two (2) of whom shall be designated by TPG (each, a “TPG Director”); (ii) one (1) of whom shall be designated by Intel (an “Intel Director”), (iii) one (1) of whom shall be the Chief Executive Officer; and (iv) three (3) of whom shall be individuals designated by TPG, each of whom must qualify as an Independent Director of the Company (each, a “TPG Unaffiliated Director”). Further, subject to Section 3.1(b) and (c), each of TPG and Intel shall have the right to designate one additional TPG Director and Intel Director, respectively, and the Company and the Stockholders shall take all Necessary Action within their control to cause such director designees to be elected to the Board. The foregoing directors shall be divided into three (3) classes of directors, each of whose members shall serve for staggered three-year terms as follows:

(1)	the class I directors shall include one (1) TPG Director, one (1) TPG Unaffiliated Director and one (1) Intel Director;

(2)	the class II directors shall include one (1) TPG Director, one (1) Intel Director and one (1) TPG Unaffiliated Director; and

(3)	the class III directors shall include the Chief Executive Officer, one (1) TPG Unaffiliated Director and one (1) TPG Director.

The initial term of the class I directors shall expire immediately following the Company’s first annual meeting of stockholders at which directors are elected following the completion of the IPO. The initial term of the class II directors shall expire immediately following the Company’s second annual meeting of stockholders at which directors are elected following the completion of the IPO. The initial term of the class III directors shall expire immediately following the Company’s third annual meeting at which directors are elected following the completion of the IPO.

(b) TPG Representation. For so long as the TPG Group holds a number of shares of Common Stock representing at least the percentage of the number of shares of Common Stock held by the TPG Group as of the Closing (after giving effect to any exercise by the underwriters of their option to purchase additional shares as well as the repurchase of Class B Common Stock and LLC Units by the Company, if any, in connection with the closing of the IPO and any exercise of such option to purchase additional shares by the underwriters) shown below, there shall be included in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by TPG (each, a “TPG Designee”) that, if elected, will result in the number of TPG Designees serving as directors on the Board that is shown below. Further, TPG shall have the right to designate the Chairperson of the Board for so long as it has the right to nominate a TPG Designee. For the avoidance of doubt, each TPG Designee designated for election as a TPG Unaffiliated Director must be eligible to (but not be required to) serve on the Audit Committee of the Board.

Ownership Percentage	Number of TPG Designees
25% or greater	6 (including 3 TPG Unaffiliated Directors)
Less than 25% but greater than or equal to 10%	2 (including 1 TPG Unaffiliated Director)

(c) Intel Representation. For so long as the Intel Investor holds a number of shares of Common Stock representing at least the percentage of the number of shares of Common Stock held by the Intel Investor as of the Closing (after giving effect to any exercise by the underwriters of their option to purchase additional shares as well as the repurchase of Class B Common Stock and LLC Units by the Company, if any, in connection with the closing of the IPO and any exercise of such option to purchase additional shares by the underwriters) shown below, there shall be included in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by Intel (each, an “Intel Designee”) that, if elected, will result in the number of Intel Designees serving as directors on the Board that is shown below.

Ownership Percentage	Number of Intel Designees
25% or greater	2
Less than 25% but greater than or equal to 10%	1

(d) Offer to Tender Resignation. Once any Principal Stockholder no longer has the right to designate a director for election to the Board as described in Section 3.1(b) or (c), such Principal Stockholder shall take all Necessary Action within its control to cause the appropriate number of such Principal Stockholder’s designees to tender his or her resignation from the Board effective at the Company’s next annual meeting of stockholders. The Board shall have the option, but not the obligation, to accept or reject any such resignation. The Company shall fill any resulting vacancy with a director who qualifies as independent for purposes of serving on the Board under the rules of the Exchange and who is not affiliated with Intel or TPG.

(e) CEO Representation. Subject to the last sentence of Section 3.1(f), if the term of the Chief Executive Officer as a director on the Board is to expire in conjunction with any annual or special meeting of stockholders at which directors are to be elected, the Chief Executive Officer shall be included in the slate of nominees recommended by the Board for election.

(f) Vacancies. Each Principal Stockholder shall have the exclusive right to: (i) remove its designees from the Board, and the Company and the other Stockholders shall take all Necessary Action within their control to cause the removal of any such designee(s) at the request of the designating Principal Stockholder and (ii) designate for election or appointment to the Board directors to fill any vacancy created by reason of death, removal, disability, retirement or resignation of its designees to the Board, and the Company and the other Stockholders shall take all Necessary Action within their control to cause any such vacancy to be filled by replacement directors designated by such designating Principal Stockholder as promptly as reasonably practicable; provided, that, for the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, no Principal Stockholder shall have the right to designate a replacement director, and the Company and the other Stockholders shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors designated by such Principal Stockholder in excess of the number of directors that such Principal Stockholder is then entitled to designate for membership on the Board pursuant to Section 3.1(b) or (c). If the Chief Executive Officer resigns or is terminated for any reason, the Chief Executive Officer shall resign from the Board, and the Company and the Stockholders shall take all Necessary Action within their control to remove the Chief Executive Officer from the Board and fill such vacancy with the next Chief Executive Officer in office. Except to the extent TPG has the right to designate one (1) or more directors for election to the Board as described in Section 3.1(b), no Affiliate of TPG shall be elected by the Board or nominated for election by the Board without the consent of Intel. Except to the extent Intel has the right to designate one (1) or more directors for election to the Board as described in Section 3.1(c), no Affiliate of Intel shall be elected by the Board or nominated for election by the Board without the consent of TPG.

(g) Additional Unaffiliated Directors. For so long as any Principal Stockholder has the right to designate at least one (1) director for nomination under this Agreement, the Company will take all Necessary Action within its control to ensure that the number of directors serving on the Board shall not exceed nine (9); provided, that (A) the number of directors may be increased if necessary to satisfy the requirements of applicable laws and stock exchange regulations and applicable listing requirements and (B) the number of directors serving on the Board may be increased to up to eleven (11); provided, that no individual appointed to fill an additional Board seat may be Affiliated with any Principal Stockholder other than as provided in Section 3.1(a) hereof.

(h) Committees. Subject to applicable laws and stock exchange regulations, each Principal Stockholder shall have the right to have a representative appointed to serve on each committee of the Board, other than the Audit Committee of the Board, for so long as such Principal Stockholder has the right to designate at least one (1) director for election to the Board pursuant to Section 3.1(b) or (c). Subject to applicable laws and stock exchange regulations, each Principal Stockholder shall have the right to appoint a representative as an observer to each committee of the Board, for so long as such Principal Stockholder has the right to designate at least one (1) director for election to the Board pursuant to Section 3.1(b) or (c). At all times during which this Agreement is operative and effective, the Board shall have determined that at least one (1) director serving on the Audit Committee of the Board shall qualify as an “audit committee financial expert” under the rules and regulations of the SEC.

(i) Reimbursement of Expenses. In accordance with the Company Bylaws, the Company shall reimburse each Intel Designee, Intel Director, TPG Designee and TPG Director for all reasonable and documented out-of-pocket expenses incurred in connection with such director’s or designee’s participation in the meetings of the Board or any committee of the Board, including reasonable travel, lodging and meal expenses. For the avoidance of doubt, no Intel Designee or TPG Designee shall be eligible to receive compensation from the Company for serving as a director unless such director is an “Independent Director.”

(j) D&O Insurance; Indemnification Priority. The Company shall obtain customary director and officer indemnity insurance on reasonable terms, which insurance shall cover each director and the members of each board of directors (or equivalent governing body) of each of the Company’s Subsidiaries. The Company hereby acknowledges that any director, officer or other indemnified person covered by any such indemnity insurance policy (any such Person, an “Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Stockholders or one or more of their respective Affiliates (collectively, the “Fund Indemnitors”). The Company hereby (i) agrees that the Company and any Subsidiary of the Company that provides indemnity shall be the indemnitor of first resort (i.e., its or their obligations to an Indemnitee shall be primary and any obligation of any Fund Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnitee shall be secondary), (ii) agrees that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this agreement, any other agreement between the Company and an Indemnitee or the Company Charter or Company Bylaws, without regard to any rights an Indemnitee may have against any Fund Indemnitor or their insurers, and (iii) irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company, as the case may be, shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company.

Section 3.2. Voting Agreement. Each Stockholder shall cast all votes to which such Stockholder is entitled in respect of such Stockholder’s Company Shares, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals as have been designated in accordance with Section 3.1(a)-(g) and to otherwise effect the intent of this Article III.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1. Company Charter and Company Bylaws. The provisions of this Agreement shall be controlling if any such provisions or the operation thereof conflict with the provisions of the Company Charter or the Company Bylaws. The Company and the Stockholders agree to take all Necessary Action within their control to amend the Company Charter and Company Bylaws so as to avoid any conflict with the provisions hereof.

Section 4.2. Freedom to Pursue Opportunities. The Company agrees that, without the consent of each Principal Stockholder, it shall not take any action, or adopt any resolution, inconsistent with Article IX of the Company Charter; if such action would have a materially adverse effect on TB, then the consent of TB shall also be required.

Section 4.3. Assignment; Benefit.

(a) The rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto, subject to the prior termination of this Agreement with respect to any Stockholder in accordance with Section 4.5; provided that each of the parties to this Agreement may assign its rights and obligations hereunder to Permitted Transferees that are Affiliates without the prior written consent of the other parties hereto. Any attempted assignment of rights or obligations in violation of this Section 4.3 shall be null and void.

(b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement other than the Indemnitees and the Fund Indemnitors under Section 3.1(h), and Exempted Persons (as defined in the Company Charter) under Section 4.2.

Section 4.4. Restrictions on Business Combination Transactions. The Company shall not be a party to any reorganization, Share Exchange, consolidation, conversion or merger or any other transaction having an effect on stockholders substantially similar to that resulting from a reorganization, Share Exchange, consolidation, conversion or merger (each a “Business Combination Transaction”) that includes or is in conjunction with a transaction involving the disposition, exchange or conversion of LLC Units for consideration unless (a) each holder of Class A Common Stock and Class B Common Stock (together with the corresponding number of LLC Units) is allowed to participate pro rata in such Business Combination Transaction (as if the

Class B Common Stock (together with the corresponding number of LLC Units) had been exchanged immediately prior to such Business Combination Transaction for Class A Common Stock pursuant to the Operating Agreement) and (b) the gross proceeds payable in respect of each LLC Unit equals the gross proceeds that would be payable on account of such LLC Unit if it were exchanged immediately prior to such Business Combination Transaction into Class A Common Stock pursuant to the Operating Agreement. Nothing in this Section 4.4 shall modify any of the rights set forth in the Tax Receivable Agreement.

Section 4.5. Standstill. Each of Intel, TPG and TB agrees that, notwithstanding Section 4.6 hereof, until the later of (a) the date two (2) years following the Closing and (b) the date that TPG loses its right to designate a director pursuant to Section 3.1(b), in the case of TPG and TB, or the date that Intel loses its right to designate a director pursuant to Section 3.1(c), in the case of Intel (the “Standstill Period”), neither such Stockholder nor its Affiliates (in the case of TPG or TB) or the Intel Group (in the case of Intel) or Representatives (acting on its behalf or on behalf of such Stockholder or any of its Affiliates (in the case of TPG or TB) or the Intel Group (in the case of Intel) or at its direction or the direction of such Stockholder or any of its Affiliates (in the case of TPG or TB) or the Intel Group (in the case of Intel)) will, directly or indirectly, without the prior written consent of the Board or as expressly permitted herein, (i) acquire, agree to acquire, propose, seek or offer to acquire, or knowingly facilitate the acquisition or ownership of, any securities or indebtedness of the Company, any warrant or option to purchase such securities or indebtedness, any security convertible into any such securities or indebtedness (other than, for the avoidance of doubt, the issuance of shares of Class A Common Stock upon an exchange of shares of Class B Common Stock together with LLC Units), or any other right to acquire such securities or indebtedness that would result in such Stockholder owning more than forty-nine percent (49%) of the outstanding voting power of the Company, (ii) enter, agree to enter, propose, seek or offer to enter into or knowingly facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company, or (iii) advise or knowingly assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other Persons in connection with any of the foregoing. Notwithstanding the foregoing, each of Intel, TPG and TB shall be entitled to have discussions with the Chief Executive Officer of the Company and the Chairperson of the Board of the Company, or the full Board (or any committee thereof), regarding any of the matters set forth in this Section 4.5, but only so long as such request or proposal does not require public disclosure by the Company or any such Person. This Section 4.5 shall be of no further force and effect upon the occurrence of any of the following events: (i) the Company enters into a definitive agreement with a person or “group” of persons involving the direct or indirect acquisition of all or a majority of the Company’s equity securities or all or substantially all of the Company’s assets or (ii) any person (other than the Company and its Subsidiaries) commences a tender offer or exchange offer with respect to securities representing a majority of the voting power of the Company and the Board fails to recommend against such tender offer or exchange offer within 10 Business Days of the commencement thereof. Nothing in this Section 4.5 shall restrict any Stockholder’s ability to monetize its equity investment in the Company in compliance with applicable securities laws.

Section 4.6. Termination. If not otherwise stipulated, this Agreement shall terminate automatically (without any action by any party hereto) as to each Stockholder as of the latest of (i) the time that such Stockholder no longer has the right to nominate any directors to the Board pursuant to Article III hereof, (ii) the date that is the second anniversary of the Closing and (iii) the time that the Company Shares held by such Stockholder constitute less than 2% of all Company Shares; provided, that each Stockholder will remain bound by the restrictions on Transfer of Class B Common Stock as set forth in Section 4.16 herein until the time that such Stockholder no longer owns any shares of Class B Common Stock; provided further that unless earlier terminated pursuant to the foregoing, all rights and obligations of the TB Investor or GIC under this Agreement shall terminate upon the termination of the TB Investor’s or GIC’s obligations, respectively, under Article III of the Coordination Agreement. Further, notwithstanding anything to the contrary herein, for so long as TPG has the right to designate one (1) or more directors for election to the Board as described in Section 3.1(b), at the written request of the TPG Investor or the Company, GIC shall provide written notice, within five (5) Business Days of such request, of the number of shares of Common Stock that it owns as of the date of such request; provided that such notice shall not be required to describe shares of Common Stock acquired as described in the second sentence of Section 4.15 hereof.

Section 4.7. Severability. In the event that any provision hereof would, under applicable law, be invalid, illegal or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid, legal and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

Section 4.8. Entire Agreement; Amendment.

(a) This Agreement, along with the Registration Rights Agreement, the Operating Agreement and the Coordination Agreement (collectively, the “Transaction Documents”), sets forth the entire understanding and agreement among the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto and thereto. This Agreement or any provision hereof may only be amended, modified or waived, in whole or in part, at any time by an instrument in writing signed by each of Intel, TPG and TB, in each case, for so long as it is a party to this Agreement; provided that (i) any such amendment, modification or waiver that (A) has a disproportionate and materially adverse effect on any Stockholder or (B) creates a material new obligation of a Stockholder or further restricts in any material respect the ability of a Stockholder to Transfer its Company Shares or LLC Units, shall require the prior written consent of such Stockholder and (ii) any amendment which extends the standstill period in Section 4.5 shall require the prior written consent of each Stockholder to whom such extended period would apply.

(b) No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 4.9. Counterparts; Electronic Signatures. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes. The parties hereto hereby agree that this Agreement may be executed by way of electronic signatures and that the electronic signature has the same binding effect as a physical signature. For the avoidance of doubt, the parties hereto further agree that this Agreement, or any part thereof, shall not be denied legal effect, validity or enforceability solely on the ground that it is in the form of an electronic record.

Section 4.10. Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by facsimile or e-mail or (iii) sent by overnight courier, in each case, addressed as follows:

if to the Company, to:

McAfee Corp.

2821 Mission College Boulevard

Santa Clara, California 95054

Attention: Sayed Darwish

E-mail: Sayed_Darwish@McAfee.com

with copies (which shall not constitute notice) to:

Ropes & Gray LLP

3 Embarcadero Center

San Francisco, California 94111

Attention: Thomas Holden and Michael Roh

Facsimile: (415) 315-4823

E-mail: thomas.holden@ropesgray.com; michael.roh@ropesgray.com if to the TPG Investor, to:

TPG Global, LLC

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention: General Counsel, Julie Clayton and Jerry Neugebauer

Facsimile: (415) 743-1501

E-mail: officeofgeneralcounsel@tpg.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

3 Embarcadero Center

San Francisco, California 94111

Attention: Thomas Holden and Michael Roh

Facsimile: (415) 315-4823

E-mail: thomas.holden@ropesgray.com; michael.roh@ropesgray.com if to Intel, to:

Intel Corporation

2200 Mission College Boulevard

Santa Clara, California 95054

Attention: Susie Giordano and Benjamin A. Olson

Facsimile: (408) 653-9098

E-mail: susie.giordano@intel.com and benjamin.a.olson@intel.com with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, California 94301

Attention: Gregg Noel and Amr Razzak

Facsimile: (213) 621-5234

E-mail: gregg.noel@skadden.com and amr.razzak@skadden.com

if to TB, to:

c/o Thoma Bravo, L.P.

600 Montgomery Street, 20th Floor

San Francisco, California 94111

Attention: Seth Boro and Chip Virnig

Facsimile: (415) 392-6480

E-mail: sboro@thomabravo.com and cvirnig@thomabravo.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Drive

Chicago, Illinois 60654

Attention: Gerald T. Nowak, P.C., Corey D. Fox, P.C. and Bradley Reed

Facsimile: (312) 862-2200

E-mail: gerald.nowak@kirkland.com, corey.fox@kirkland.com and bradley.reed@kirkland.com if to the GIC, to:

[                                       ]

Attention: [                     ]

Facsimile: [                    ]

E-mail: [                        ]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 7th Avenue

New York, New York 10019

Attention: Asi Kirmayer

E-mail:      akirmayer@sidley.com

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by facsimile or e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) one (1) Business Day after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto

Section 4.11. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

Section 4.12. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery declines jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County, or solely if such court declines jurisdiction, the United States District Court for the District of Delaware) for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this Agreement, the court in which such litigation is being heard shall be deemed to be included in clause (i) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 4.10 hereof is reasonably calculated to give actual notice.

Section 4.13. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF ANY STOCKHOLDER IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 4.13 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 4.14. Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 4.15. Subsequent Acquisition of Shares. Any equity securities of the Company acquired subsequent to the date hereof by a Stockholder shall be subject to the terms and conditions of this Agreement. Notwithstanding anything to the contrary, this Agreement shall not limit: (a) the ordinary course activities of any of GIC’s affiliates, including, without limitation, brokerage, investment, financial, merger or other advisory, financing, asset management, trading, market making, arbitrage, and investment activities conducted in the ordinary course of business provided that such activities are conducted in compliance with standard practices and procedures (including those known as “Ethical Walls”) that prevent the flow of information between (i) such affiliate’s personnel who engage in the foregoing activities and (ii) GIC’s and its affiliates’ personnel who have access to Company information pursuant to the Transaction Documents and/or (b) investments or actions done by a third party fund or investment vehicle for which GIC or any of its affiliates is a passive limited partner.

Section 4.16. Restrictions on Transfer or Issuance of Class B Common Stock.

(a) No shares of Class B Common Stock may be Transferred or issued unless a corresponding number of LLC Units are Transferred or issued therewith (including any transfers or issuances of shares of Class B Common Stock held in treasury or otherwise by the Company or any of its subsidiaries) in accordance with the provisions of the Operating Agreement and that the Company will not register any Transfers of shares of Class B Common Stock that do not satisfy this Section 4.16(a).

(b) Any purported transfer of shares of Class B Common Stock in violation of the restrictions described in Section 4.16(a) (the “Restrictions”) shall be null and void. If, notwithstanding the foregoing prohibition, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Company’s transfer agent (the “Transfer Agent”).

(c) Upon a determination by the Board that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of Section 4.16(a), the Board may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Company, including without limitation to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(d) The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by Company Bylaws or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.16 for determining whether any acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.16. Any such procedures and regulations shall be kept on file with the Secretary of the Company and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be provided to any holder of shares of Class B Common Stock.

(e) The Board shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

Section 4.17. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Stockholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, stockholder, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Stockholder or any current or future member of any Stockholder or any current or future director, officer, employee, stockholder, partner or member of any Stockholder or of any Affiliate or assignee thereof, as such, for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 4.18. Effectiveness. This Agreement shall become effective upon the Closing.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

MCAFEE CORP.

By:
Name:
Title:

INTEL AMERICAS, INC.

By:
Name:
Title:

TPG INVESTOR

TPG VII MANTA BLOCKER CO-INVEST II, L.P.

By:
Name:
Title:

TPG VII MANTA BDH II, L.P.

By:
Name:
Title:

TPG VII MANTA AIV CO-INVEST, L.P.

By:
Name:
Title:

TPG VII MANTA HOLDINGS II, L.P.

By:
Name:
Title:

TB INVESTOR

THOMA BRAVO FUND XII-A, L.P.

By:
Name:
Title:

THOMA BRAVO FUND XII, L.P.

By:
Name:
Title:

THOMA BRAVO, LLC

By:
Name:
Title:

SNOWLAKE INVESTMENT PTE LTD.

By:
Name:
Title:

Solely with respect to Section 3.1(f)

Name: Peter Leav
Title: Chief Executive Officer